Exhibit 10.61


                                        June 2, 1994


Mr. Alex Szabo
11123 Crown Point Drive
Knoxville, TN 37922

Dear Alex:

As you are probably aware, your becoming Petro's Senior Vice President is very exciting for us. While we have had discussions concerning various aspects of that position, this letter will serve to confirm our final understanding. It is expected that you will begin work on June 15, 1994 and that your base salary will be $200,000 annually. In addition to that base compensation, you will be entitled to an annual bonus, at the end of each calendar year, of $20,000 for every 1% net improvement in the Company's approximate 4% net annual customer attrition rate. Let me confirm that you will be entitled to participate in those health and benefit programs available to all our employees plus our normal car allowance. In addition, Petro will pay all your reasonable expenses necessary to move your family and your possessions to the Stamford area.

While we have both recognized that this agreement should last only so long as both parties so desire, and either can cancel at any time, should it be terminated by Petro within the first 18 months of your employment you will be entitled to receive the base compensation referred to above for the six months following such termination except if such dismissal was for gross negligence or fraud.

As I am sure you understand you will be made aware of certain confidential information regarding Petro, and accordingly it is expected that you will not furnish to anyone such information, including the identity of customers or prospective customers, the details of marketing or advertising programs nor take any action detrimental to the company at any time during the term of this agreement or thereafter. In addition, we expect that your

Mr. Alex Szabo
June 2, 1994
Page 2


employment by Petro at this time does not violate the rights of your present employer or any other agreements you may have.

If the foregoing meets with your approval, please sign in the space provided below, in which event this letter will then be a binding agreement between us.

                                                   Sincerely,

                                     PETROLEUM HEAT AND POWER CO., INC.


                                                \S\ Irik P. Sevin
                                               -------------------------
                                                    Irik P. Sevin
                                               Chief Executive Officer

IS:sk

AGREED:


\S\ Alex Szabo
- -------------------------
    Alex Szabo